As filed with the Securities and Exchange Commission on May 17, 2018        Registration No. 333-___________
____________________________________________________________________________________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
TYLER TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware		75-2303920
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)
5101 Tennyson Parkway Plano, Texas 75024
(Address of registrant’s principal executive offices)
TYLER TECHNOLOGIES, INC.
2018 STOCK INCENTIVE PLAN
(Full title of plan)

Abigail Diaz Chief Legal Officer and Secretary Tyler Technologies, Inc. 5101 Tennyson Parkway Plano, Texas 75024 (972) 713-3700	with copy to: Randall G. Ray, Esq. Munck Wilson Mandala, LLP 12770 Coit Road, Suite 600 Dallas, Texas 75251 (972) 628-3600
(Name and address and telephone number, including area
code, of registrant’s agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer     ☑     Accelerated filer ☐    Non-accelerated filer     ☐ (Do not check if a smaller reporting company)    Smaller reporting company ☐    Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, $0.01 par value	2,942,093 shares	$226.56	$666,560,590.08	$82,987

(1)
Represents the additional shares of Common Stock authorized for issuance under the Tyler Technologies, Inc. 2018 Stock Incentive Plan (the “2018 Plan”). See “Explanatory Note.” Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), shares issuable upon any stock split, stock dividend, or similar transaction with respect to these shares are also being registered hereunder.

(2)
Estimated solely for the purpose of calculating the registration fee, which has been computed in accordance with Rule 457(h) of the Securities Act, based on the average of the high and low prices for the Common Stock as reported on the New York Stock Exchange for May 15, 2018.

_________________________________________________________________________________________

EXPLANATORY STATMENT

In February 2018, our board of directors approved, subject to stockholder approval, the Tyler Technologies, Inc. 2018 Stock Incentive Plan (the “2018 Plan”) as an amendment and restatement of the Tyler Technologies, Inc. 2010 Stock Option Plan, as amended (the “2010 Plan”), which was originally effective as of May 13, 2010. At our 2018 Annual Meeting of Stockholders held on May 9, 2018, our stockholders approved the 2018 Plan, which, among other things, increased the aggregate number of shares of our Common Stock authorized for issuance to 9,500,000 shares, which represents an increase of 2,942,093 shares as described below.

The number of shares of Common Stock subject to the 2018 Plan includes (i) 2,942,093 newly authorized shares of Common Stock, (ii) 1,868,976 shares of Common Stock remaining available for grant of awards under the 2010 Plan immediately prior to the effectiveness of the 2018 Plan, and (iii) 4,688,931 shares of Common Stock subject to outstanding awards under the 2010 Plan immediately prior to the effectiveness of the 2018 Plan.

We previously filed (i) the Registration Statement on Form S-8 (File No. 333-168499) with the Securities and Exchange Commission on August 3, 2010 with respect to the registration of 5,000,000 shares of Common Stock under the original 2010 Plan and (ii) the Registration Statement on Form S-8 (File No. 333-205983) with the Commission on July 31, 2015 with respect to the registration of an additional 4,000,000 shares of Common Stock under the amended 2010 Plan (collectively, the “Prior Registration Statements”). With respect to such total of 9,000,000 registered shares, 2,442,093 shares have been issued upon exercise of stock options under the 2010 Plan, leaving a total of 6,557,907 registered shares remaining available for grant or subject to outstanding awards under the 2010 Plan immediately prior to the effectiveness of the 2018 Plan.

Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statements, including documents incorporated by reference therein, are hereby incorporated by reference into this Registration Statement.

PART I

INFORMATION REQURED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I to be contained in a Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the registrant with the Commission, including the documents incorporated by reference therein, are incorporated by reference into this registration statement:

(a)	The registrant’s latest annual report on Form 10-K, filed with the Commission on February 21, 2018.

(b)
All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the document referred to in (a) above.

(c)
The description of the registrant’s Common Stock contained in the registrant’s Current Report on Form 8‑K, as filed with the Commission on June 10, 2004, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the registrant with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

The registrant’s Certificate of Incorporation, as amended, and Amended and Restated By-Laws provide that officers and directors who are made a party to or are threatened to be made a party to or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was an officer or director of the registrant or is or was serving at the request of the registrant as a director or officer of another entity, shall be indemnified and held harmless by the registrant to the fullest extent authorized by the Delaware General Corporation Law (“DGCL”) against all expense, liability, and loss reasonably incurred or suffered by such person in connection therewith. The right to indemnification includes the right to be paid by the registrant for expenses incurred in defending any such proceeding in advance of its final disposition. Officers and directors of the registrant are not entitled to indemnification if such persons did not meet the applicable standard of conduct set forth in the DGCL for officers and directors.

The registrant has also entered into indemnification agreements with its officers and directors by which the registrant has agreed to indemnify such persons if they are named or threatened to be named as a party to certain proceedings by reason of acting as officers and directors of the registrant. The registrant maintains directors’ and officers’ insurance coverage to protect against any losses incurred as a result of the registrant’s indemnification obligations.

Item 8.	Exhibits.

5.1	Opinion of Munck Wilson Mandala, LLP (filed herewith).

10.1
Tyler Technologies, Inc. 2018 Incentive Plan, effective as of May 9, 2018 (filed as Appendix A to the registrant’s Proxy Statement filed with the Commission on March 28, 2018 and incorporated by reference herein).

23.1	Consent of Ernst & Young LLP (filed herewith).

23.2	Consent of Munck Wilson Mandala, LLP (included as part of Exhibit 5.1).

24.1	Power of Attorney (set forth on the signature page of this Registration Statement).

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement; and

iii.
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, the State of Texas, on May 17, 2018.

TYLER TECHNOLOGIES, INC. (Registrant)
Date: May 17, 2018	By:	/s/ Brian K. Miller
Brian K. Miller
Executive Vice President and Chief Financial Officer
(principal financial officer)

POWER OF ATTORNEY

Each of the undersigned hereby appoints Brian K. Miller and Abigail Diaz, and each of them (with full power to act alone), as attorneys and agents for the undersigned, with full power of substitution, for and in the name, place, and stead of the undersigned, to sign and file with the Commission under the Securities Act any and all amendments and exhibits to this registration statement and any and all applications, instruments, and other documents to be filed with the Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite or desirable

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated on May 17, 2018.

Date: May 17, 2018	By:	/s/ John S. Marr
John S. Marr
Executive Chairman of the Board
Director

Date: May 17, 2018	By:	/s/ H. Lynn Moore
H. Lynn Moore
President and Chief Executive Officer
Director
(principal executive officer)

Date: May 17, 2018	By:	/s/ Brian K. Miller
Brian K. Miller
Executive Vice President and Chief Financial Officer
(principal financial officer)

Date: May 17, 2018	By:	/s/ W. Michael Smith
W. Michael Smith
Chief Accounting Officer
(principal accounting officer)

Date: May 17, 2018	By:	/s/ Donald R. Brattain
Donald R. Brattain
Director

Date: May 17, 2018	By:	/s/ Glenn A. Carter
Glenn A. Carter
Director

Date: May 17, 2018	By:	/s/ Brenda A. Cline
Brenda A. Cline
Director

Date: May 17, 2018	By:	/s/ J. Luther King
J. Luther King
Director

Date: May 17, 2018	By:	/s/ Daniel M. Pope
Daniel M. Pope
Director

Date: May 17, 2018	By:	/s/ Dustin R.Womble
Dustin R. Womble
Director